NEWS

2550 North Loop West, Suite 400

Houston, TX 77092

(713) 861-2500

FOR IMMEDIATE RELEASE

GOODMAN BOARD ELECTS TWO NEW DIRECTORS

HOUSTON, March 5, 2007 – Goodman Global, Inc. (NYSE:GGL) announced today the appointment of David Bechhofer, a partner with global business consulting firm Bain & Company, and Jeffrey D. Benjamin, a senior advisor with private investment firm Apollo Management, L.P., to its Board of Directors.

“The addition of David Bechhofer and Jeffrey Benjamin to our board strengthens our business management, finance and strategic planning expertise,” said Charles A. Carroll, president and chief executive officer for Goodman Global, Inc. “We are pleased to have these distinguished businessmen join us.”

David Bechhofer is a partner in Bain & Company’s Global Industrial Goods and Services Practice and has been with the firm for almost 25 years. Based at the company’s Boston headquarters, Mr. Bechhofer previously served as managing director of Bain’s Atlanta office and also oversaw the firm’s worldwide marketing effort. Prior to joining Bain, he worked with Hewlett Packard Instruments Group and Israel Water Engineers.

Jeffrey Benjamin was a partner at Apollo from 1992 to 1996, and rejoined the firm in 2002. During the interim, he was employed by Libra Securities, L.L.C. (and its predecessors) and UBS Securities, L.L.C. Mr. Benjamin currently serves as a director of Dade Behring Holdings, Inc., EXCO Resources, Inc., and Virgin Media, Inc.

Mr. Bechhofer, whose term as director will expire at the annual meeting in 2008, will serve as a member of the Board’s Audit Committee. Mr. Benjamin’s term will expire in 2009 and will serve as a member of the Board’s Corporate Governance and Nominating Committee.

About Goodman

Houston-based Goodman Global, Inc. is a leading manufacturer of heating, ventilation and air conditioning products for residential and light-commercial use. Goodman’s products are predominantly marketed under the Goodman®, Amana® and Quietflex® brand names, and are sold through company-operated and independent distribution networks with more than 750

(more)

Goodman Elects Two New Directors

March 5, 2007

total distribution points throughout North America. For more information about Goodman, visit www.goodmanglobal.com.

Amana® is a trademark of Maytag Corporation and is used under license to Goodman Company, L.P. All rights reserved.

Investor Relations Contact: Richard Bajenski Vice President, Investor Relations (713) 263-5059 richard.bajenski@goodmanmfg.com	Media Relations Contact: Courtneye Barrett Manager, Public Relations (713) 263-5485 (832) 419-1697 (mobile) courtneye.barrett@goodmanmfg.com

# # #